Exhibit 99.1
AVANIR ANNOUNCES FISCAL 2007 FOURTH QUARTER AND
FISCAL YEAR FINANCIAL RESULTS
On Track with Zenvia™ Clinical Programs
ALISO VIEJO, Calif., December 11, 2007 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported unaudited financial results for the three and twelve months ended September 30, 2007.
For the fourth quarter of fiscal 2007, Avanir reported a net profit of $12.1 million, or $0.28 per share, compared with a net loss of $22.2 million, or $0.70 per share, for the fourth quarter of fiscal 2006. The fourth quarter of fiscal 2007 net profit includes income from discontinued operations of approximately $12.0 million. Total net revenues from continuing operations for the fourth quarter of fiscal 2007 (excluding FazaClo net revenues) were $2.9 million compared with net revenues for the fourth quarter of fiscal 2006 of $2.2 million. Total operating expenses from continuing operations were $2.7 million in the fourth quarter of fiscal 2007, compared with $16.2 million in the comparable period in fiscal 2006. Operating expenses for the fourth quarter of fiscal 2006 included commercial development activities conducted in preparation for the anticipated Zenvia launch prior to receipt of the U.S. Food and Drug Administration (FDA) approvable letter.
“2007 has been a year of alignment and focus at Avanir. We have created a foundation for success by gaining regulatory clarity and developing a path forward for the clinical development and future commercialization of our promising drug candidate Zenvia for the treatment of pseudobulbar affect (PBA) and for the treatment of diabetic peripheral neuropathic (DPN) pain,” said Keith Katkin, Avanir’s President and CEO. “We have strengthened our financial position through the non-dilutive sale and licensing of non-core assets, restructured our operations to focus our resources on Zenvia, and begun our clinical and non-clinical activities to advance Zenvia in both PBA and DPN pain.
“We are making excellent progress on both our PBA and DPN pain clinical programs,” said Randall Kaye, MD, Chief Medical Officer at Avanir. “We have initiated patient enrollment in our confirmatory Phase III STAR trial with Zenvia in patients with PBA. As the next step in the Zenvia DPN pain program, we will utilize findings from a large, formal pharmacokinetic (PK) study to assess alternative lower-dose quinidine formulations of Zenvia designed to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. We are pleased to announce that we have already initiated dosing in the first phase of the formal PK study and expect to release top-line results by the middle of calendar year 2008.”
2007 FISCAL YEAR, RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
     Zenvia in PBA
•	Engaged in discussions with the FDA’s Center for Drug Evaluation and Research, Division of Neurology Products and developed a PBA study protocol intended to address the issues raised by the FDA in its approvable letter of October 2006.

•	Reformulated Zenvia to develop a 30/10 mg (DM/Q) dose and a 20/10 mg dose.

•	Reached a definitive agreement with the FDA, under the special protocol assessment (SPA) process, on the design of a single confirmatory Phase III clinical trial with Zenvia in patients with PBA, referred to as the “STAR” trial.

•	Enrolled the first PBA patient into the confirmatory Phase III STAR trial. Avanir expects to complete enrollment in approximately 15 to 18 months and report top-line results in the second half of calendar year 2009.

     Zenvia in DPN Pain
•	Announced in April top-line results of a multi-center, three-month, double-blind Phase III trial. In this trial, treatment with Zenvia 45/30 mg dosed twice daily (DM/Q 45) and 30/30 mg dosed twice daily (DM/Q 30) were compared with placebo. Both doses of Zenvia met the primary endpoint of statistically significant improvement versus placebo as recorded in daily patient diary entries using the Pain Rating Scale, as specified in the SPA.

•	Presented primary and secondary endpoints of a Phase III study for Zenvia in DPN pain at the International Congress on Neuropathic Pain in Berlin in June. Results indicated that both doses of Zenvia demonstrated significantly superior reduction of pain compared with placebo. Additionally, Zenvia appeared generally safe and well tolerated, and safety data were consistent with previous clinical studies with no new safety signals noted. Furthermore, treatment with Zenvia provided significantly greater improvement compared with placebo in pain-related outcomes in patients with DPN pain, including pain relief, activity and sleep.

•	Requested a meeting with the FDA’s Center for Drug Evaluation and Research, Division of Analgesics, Anesthetics and Rheumatology Products to discuss the protocol for a new Phase III study with Zenvia for the treatment of DPN pain. The FDA informed the Company that no meeting would be necessary and encouraged Avanir to proceed directly with the development of a new Phase III DPN pain study protocol, as well as submit questions related to the clinical development program for Zenvia.

•	Initiated dosing in the first phase of the large, formal PK study that the Company is conducting to assess alternative lower-dose quinidine formulations of Zenvia designed to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication. Avanir expects to release top-line results by the middle of calendar year 2008.
COMPANY OPERATIONS
•	Completed the previously announced sale of FazaClo to Azur Pharma Inc. and received an upfront payment of $42 million, plus an additional $1.9 million in working capital adjustments. Under the terms of the agreement, Avanir could receive up to an additional $10 million in payments in 2009 contingent upon certain regulatory conditions, and up to $2 million in royalties, based on 3% of annualized net product revenues in excess of $17 million. A portion of the proceeds from the sale were used to pay down the Company’s outstanding debt by $11 million, which is reflected on the Company’s balance sheet for the year ending September 30, 2007. The Company believes that the net proceeds from the sale of FazaClo, plus the cash, cash equivalents and unrestricted investments in securities as of September 30, 2007 will be sufficient to finance operating expenses through the end of fiscal year 2008, including the initiation of the confirmatory Phase III STAR trial of Zenvia for patients with PBA and the completion of our ongoing PK study for DPN Pain.

•	Completed the closure of the San Diego drug discovery facility with associated reduction in headcount and payroll-related expenses, and signed a sublease agreement for that facility.

•	Received, in the fourth quarter of fiscal 2007, a $1.5 million milestone payment from Healthcare Brands International (HBI) for the first European regulatory approval of docosanol for marketing in Poland.

•	In November, received official communication from the European Patent Office (EPO), under Rule 51(4) EPC, that the EPO intends to grant our pending Zenvia patent for both PBA and DPN pain. Issuance of this patent will extend the patent life of Zenvia in Europe through 2023.
FISCAL 2007 FULL YEAR FINANCIAL RESULTS
For the fiscal year ended September 30, 2007, Avanir reported a net loss of $20.9 million, or $0.53 per share, compared with a net loss of $62.6 million, or $2.04 per share for the prior fiscal year. The fiscal 2007 net loss includes income from discontinued operations of approximately $7.4 million. Total net revenues from continuing operations for fiscal 2007 (excluding FazaClo net revenues) were $9.2 million compared with net revenues for fiscal 2006 of $15.2 million. Total operating expenses from continuing operations were $34.5 million in fiscal 2007, compared with $59.4 million in fiscal 2006.
BALANCE SHEET HIGHLIGHTS
As of September 30, 2007, Avanir had cash and investments in securities totaling $33.6 million, including cash and cash equivalents of $30.5 million, investments of $1.9 million and restricted investments in securities of $1.2 million.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss business developments in the fourth quarter of fiscal 2007. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Martin Sturgeon, Vice President and Interim Chief Financial Officer. Investors are invited to listen to the live webcast by visiting Avanir‘s corporate website at www.avanir.com.
A webcast will be available on Avanir‘s website for 30 days, and a telephone replay will be available through December 16, 2007, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 25259159.
About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of pseudobulbar affect (PBA) and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for the treatment of Zenvia in PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about the Agency’s SPA process see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007 Avanir announced successfully meeting all primary endpoints in the Phase III study of Zenvia in DPN pain. The Company is conducting a formal PK study to assess alternative lower-dose quinidine formulations of Zenvia for DPN pain that are intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication.

About Avanir
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system (CNS), inflammation and infectious diseases. In addition to Zenvia, which is in Phase III development for the treatment of PBA and DPN pain, Avanir has also licensed a compound to Novartis International Pharmaceuticals Ltd. for the treatment of inflammatory disease. Avanir’s infectious disease drug candidate, AVP-21D9, is a human monoclonal antibody in pre-clinical development for the treatment of anthrax with funding provided to date from NIH/NIAID grants. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the proceeds received by the Company from the recent sale of the Company’s FazaClo operations, together with the Company’s other available funds, will be sufficient to fund the Company’s operations as currently anticipated, or that the Company will be able to complete planned clinical trials within the projected time periods. There can also be no assurance that any additional Phase III trial for Zenvia will be successful, that any new doses of Zenvia will be safe and effective, or that the FDA will approve Zenvia for any indication. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir ‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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